Exhibit 10.1.7

[SunTrust logo] SunTrust Banks, Inc. 2009 Stock Plan PERFORMANCE STOCK UNIT AGREEMENT

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, pursuant to action of the Compensation Committee (“Committee”) of its Board of Directors and in accordance with the SunTrust Banks, Inc. 2009 Stock Plan (“Plan”), has granted performance stock units (the “Performance Stock Units”) as an incentive for the Grantee to promote the interests of SunTrust and its Subsidiaries. Each Performance Stock Unit represents the right to receive a share of SunTrust Common Stock, $1.00 par value, at a future date and time, subject to the terms of this Performance Stock Unit Agreement.

Name of Grantee

Number of Performance Stock Units	[Insert Target Number of Units]

Grant Date

This Performance Stock Unit Agreement (the “Unit Agreement”) evidences this grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

SUNTRUST BANKS, INC.

Authorized Officer

TERMS AND CONDITIONS

PERFORMANCE STOCK UNIT AGREEMENT

§ 1. EFFECTIVE DATE. This grant of Performance Stock Units to the Grantee is effective as of                      (the “Grant Date”).

§ 2. DEFINITIONS. Whenever the following terms are used in this Unit Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined in this Unit Agreement shall have the same meanings as in the Plan.

(a) Change in Control Agreement – means a change in control agreement by and between SunTrust and the Grantee.

(b) Code – means the Internal Revenue Code of 1986, as amended.

(c) Disability – means a disability within the meaning of Code Section 22(e)(3).

(d) Dividend Equivalent Right – means a right that entitles the Grantee to receive an amount equal to any dividends paid on a share of Stock, which dividends have a record date between the Grant Date and the date the Vested Units are paid; provided, however, the amount of any Dividend Equivalent Rights on unvested Performance Stock Units shall be treated as reinvested in additional shares of Stock on the date such dividends are paid.

(e) Performance Level – means the level of performance achieved by SunTrust during a measurement period (generally, the Performance Period) based on the TSR Percentile for such period.

(f) Performance Period – means the period commencing January 1, 2009 and ending on December 31, 2011.

(g) Retirement – means the voluntary termination of employment by the Grantee from SunTrust or its Subsidiaries on or after attaining age 55 and having completed five (5) or more years of service as determined in accordance with the terms of the SunTrust Banks, Inc. Retirement Plan, as amended from time to time (the “Retirement Plan”). For purposes of this Unit Agreement, a Grantee who is vested in the Retirement Plan benefit but terminates employment before attaining age 55 or completing at least five (5) years of service is not treated as terminating employment due to Retirement.

(h) Termination for Cause or Terminated for Cause – means a termination of employment which is made primarily because of (i) the Grantee’s willful and continued failure to perform his job duties in a satisfactory manner after written notice from SunTrust to Grantee and a thirty (30) day period in which to cure such failure, (ii) the Grantee’s conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud, (iii) the Grantee’s material violation of the Code of Business Conduct and Ethics of SunTrust or the Code of Conduct of a Subsidiary, (iv) the Grantee’s engagement in an act that materially damages or materially prejudices SunTrust or any Subsidiary or the Grantee’s engagement in activities materially damaging to the property, business or reputation of SunTrust or any Subsidiary; or (v) the Grantee’s failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of SunTrust, any Subsidiary and their regulatory agencies, if such failure continues after written notice from SunTrust to the Grantee and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Grantee may no longer serve as an officer of SunTrust or a Subsidiary.

Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes this Unit Agreement, “Cause” shall have the meaning provided in the Change in Control Agreement.

(i) Termination for Good Reason – means a termination of employment made primarily because of (i) a failure to elect or reelect or to appoint or to reappoint Grantee to, or the removal of Grantee from, the position which he or she held with SunTrust prior to the Change in Control, (ii) a substantial change by the Board or supervising management in Grantee’s functions, duties or responsibilities, which change would

TERMS AND CONDITIONS

PERFORMANCE STOCK UNIT AGREEMENT

cause Grantee’s position with SunTrust to become of less dignity, responsibility, importance or scope than the position held by Grantee prior to the Change in Control or (iii) a substantial reduction of Grantee’s annual compensation from the lesser of: (A) the level in effect prior to the Change in Control or (B) any level established thereafter with the consent of the Grantee.

Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes of this Unit Agreement, “Good Reason” shall have the meaning provided in the Change in Control Agreement.

(j) Total Shareholder Return or TSR – means a company’s total shareholder return, calculated based on the stock price appreciation during a specified measurement period plus the value of dividends paid on such stock during the measurement period (which shall be deemed to have been reinvested in the underlying company’s stock).

(k) TSR Percentile – means the percentile rank of the TSR for SunTrust during the Performance Period relative to the TSR for the 24 companies listed on Appendix A (the “Peer Group”) during the Performance Period; provided, however, that for purposes of measuring the TSR Percentile: (i) the Committee reserves the right to make adjustments to the Peer Group based on developments that occur during the Performance Period, such as removing from the Peer Group, retroactively to the beginning of the Performance Period, any company no longer existing as an independent entity or which has announced it is being acquired; and (ii) the beginning and ending TSR values shall be calculated based on the average of the closing prices of the applicable company’s stock for the 20 trading days prior to and including the beginning or ending date, as applicable, of the Performance Period.

§ 3. PERFORMANCE BASED VESTING. The Grantee shall vest in a percentage of Performance Stock Units (between 0% and 150%) corresponding to SunTrust’s attainment of the Performance Level, as set forth in the table below, on December 31, 2011 (the “Vesting Date”); provided, that the Grantee has remained in continuous employment with SunTrust or a Subsidiary from the Grant Date through the Vesting Date. The Performance Stock Units may vest prior to the Vesting Date in accordance with the provisions of § 4 or § 5.

Performance Level	SunTrust’s TSR Percentile on the Vesting Date	Percentage of Performance Stock Units That Vest
Maximum	75th TSR Percentile	150%
Target	50th TSR Percentile	100%
Threshold	25th TSR Percentile	50%
Below Threshold	Below 25th TSR Percentile	0%

The percentage of Performance Stock Units that vest if SunTrust’s TSR Percentile on the Vesting Date is between the “Threshold” and “Target” or between the “Target” and “Maximum” Performance Levels shall be determined by linear interpolation. The Committee shall determine the number of Performance Stock Units that shall vest by multiplying the “Percentage of Performance Stock Units That Vest,” set forth above, by the number of Performance Stock Units granted under this Unit Agreement.

§ 4. ACCELERATED VESTING: CHANGE IN CONTROL. In the event a Change in Control occurs prior to the Vesting Date and on or prior to any vesting date set forth in § 5, upon the earlier of: (a) the Vesting Date, provided that the Grantee has remained in continuous employment with SunTrust or a Subsidiary from the Grant Date through the Vesting Date; or (b) the date of the Grantee’s termination of employment with SunTrust and its Subsidiaries as a result of: (i) an involuntary termination by SunTrust that does not result from the Grantee’s death or Disability and does not constitute a Termination for Cause;

TERMS AND CONDITIONS

PERFORMANCE STOCK UNIT AGREEMENT

(ii) the Grantee’s death or Disability; or (iii) a voluntary termination by the Grantee as a result of Retirement or a Termination for Good Reason; the following number of Performance Stock Units shall vest: (A) the number of Performance Stock Units that would have vested (if any) if the Performance Period ended on the date of the Change in Control (based on the actual Performance Level achieved through the date of the Change in Control) multiplied by a fraction, the numerator of which shall be the number of days from the Grant Date through the date of such Change in Control, and the denominator of which shall be the total number of days in the original Performance Period; plus (B) the number of Performance Stock Units that would have vested assuming SunTrust’s achievement of the Target Performance Level multiplied by a fraction, the numerator of which shall be the number of days from the date of such Change in Control through the last day of the original Performance Period, and the denominator of which shall be the total number of days in the original Performance Period. In the event of such Change in Control, any Performance Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement that do not vest pursuant to this § 4 shall terminate and be completely forfeited on the date of such termination of the Grantee’s employment.

Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement on the date of a Change in Control that provides for more generous vesting of the Performance Stock Units, such vesting provisions of the Change in Control Agreement shall govern.

§ 5. TERMINATION OF EMPLOYMENT.

(a) If prior to the Vesting Date and the date of a Change in Control, the Grantee’s employment with SunTrust and its Subsidiaries terminates for any reason other than those described in § 5(b), § 5(c) or § 5(d), then the Performance Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement shall terminate and be completely forfeited on the date of such termination of the Grantee’s employment. Notwithstanding anything in § 5 to the contrary, if the Grantee is Terminated for Cause from SunTrust and its Subsidiaries prior to payment pursuant to § 6, all of the Performance Stock Units will immediately and automatically without any action on the part of the Grantee or SunTrust, be forfeited by the Grantee.

(b) If the Grantee’s employment with SunTrust terminates prior to the Vesting Date and the date of a Change in Control, as a result of the Grantee’s (i) death, or (ii) Disability, then Performance Stock Units may vest immediately on the date of such termination. The number of Performance Stock Units, if any, that vest will be based on the number of Performance Stock Units that would have vested (if any) if the Performance Period ended on such date (based on the actual Performance Level achieved (or the Target Performance Level, if such termination occurs less than one (1) year after the Grant Date)). In the event of such termination, any Performance Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement that do not vest pursuant to this § 5(b) shall terminate and be completely forfeited on such date.

(c) If the Grantee’s employment with SunTrust is involuntarily terminated prior to the Vesting Date and the date of a Change in Control, by reason of a reduction in force which results in the Grantee’s eligibility for payment of a severance benefit pursuant to the terms of the SunTrust Banks, Inc. Severance Pay Plan or any successor to such plan, then a pro-rata number of Performance Stock Units shall be vested on the last day of the Performance Period, if any, based on the Grantee’s service completed from the Grant Date through the date of such termination of the Grantee’s employment.

(d) If the Grantee’s employment with SunTrust terminates prior to the Vesting Date and the date of a Change in Control, as a result of the Grantee’s Retirement, then a pro-rata number of Performance Stock Units shall be vested on the last day of the Performance Period, if any, based on the Grantee’s service completed from the Grant Date through the date of such Grantee’s actual retirement date.

(e) For purposes of § 5(c) or 5(d) above, the pro-rata number of Performance Stock Units vesting shall equal the product of: (i) the number of Performance Stock Units that would have vested based on the actual Performance Level achieved as of the Vesting Date; multiplied by (ii) a fraction, the numerator of which is equal to the number of days from the Grant Date through the date of such termination of

TERMS AND CONDITIONS

PERFORMANCE STOCK UNIT AGREEMENT

employment, and the denominator of which is equal to the number of days in the Performance Period. In the event of such pro-rata vesting described above, any Performance Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement that do not vest pursuant to this § 5(e) shall terminate and be completely forfeited on such date.

§ 6. PAYMENT OF AWARD.

(a) The number of Performance Stock Units payable at the conclusion of the Performance Period (the “Vested Units”) shall be determined in accordance with § 3, § 4 and § 5 above. Except as set forth below, the Vested Units shall be paid out in an equivalent number of shares of Stock; provided, however, no fractional shares of Stock shall be issued. In the event the Performance Stock Units vest following a Change in Control pursuant to § 4, the Vested Units shall be paid in cash, and the amount of the payment for each Vested Unit to be paid in cash will equal the Fair Market Value of a share of Stock on the date of the Change in Control. Vested Units shall be paid in the calendar year following the Vesting Date (and generally will be paid in the first 75 days of such year).

(b) The Grantee shall be entitled to a Dividend Equivalent Right for each Vested Unit. At the same time that the Vested Units are paid, SunTrust shall pay each Dividend Equivalent Right in shares of Stock to the Grantee, or, in the event the Performance Stock Units vest pursuant to § 4, in cash; provided, however, no fractional shares of Stock shall be issued.

(c) The Grantee will not have any shareholder rights with respect to the Performance Stock Units, including the right to vote or received dividends, unless and until shares of Stock are issued to the Grantee as payment of the vested Performance Stock Units.

§ 7. RESTRICTIONS AND LIMITATIONS.

(a) By accepting the Performance Stock Units, the Grantee agrees not to sell Stock at a time when applicable laws or SunTrust’s rules prohibit a sale. This restriction will apply as long as the Grantee is an employee, consultant or director of SunTrust or a Subsidiary of SunTrust. Upon receipt of nonforfeitable shares of Stock pursuant to this Unit Agreement, the Grantee agrees, if so requested by SunTrust, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by SunTrust, the Grantee must deliver to SunTrust a written statement satisfactory to SunTrust to that effect. The Committee may refuse to issue any shares of Stock to the Grantee for which the Grantee refuses to provide an appropriate statement.

(b) To the extent that the Grantee does not vest in any Performance Stock Units, all interest in such units, the related shares of Stock, and any Dividend Equivalent Rights shall be forfeited. The Grantee shall have no right or interest in any Performance Stock Unit or related share of Stock that is forfeited.

(c) Upon each issuance or transfer of shares of Stock in accordance with this Unit Agreement, a number of Performance Stock Units equal to the number of shares of Stock issued or transferred to the Grantee shall be extinguished and such number of Performance Stock Units will not be considered to be held by the Grantee for any purpose.

§ 8. WITHHOLDING.

(a) Upon the payment of any Performance Stock Units, SunTrust’s obligation to deliver shares of Stock or cash to settle the Vested Units and Dividend Equivalent Rights shall be subject to the satisfaction of applicable tax withholding requirements, including federal, state, and local requirements. The Grantee must pay to SunTrust any applicable federal, state or local withholding tax due as a result of such payment.

(b) The Committee shall have the right to reduce the number of shares of Stock issued to the Grantee to satisfy the minimum applicable tax withholding requirements.

§ 9. NO EMPLOYMENT RIGHTS. Nothing in the Plan or this Unit Agreement or any related material shall give the Grantee the right to continue in the employment of SunTrust or any Subsidiary or adversely affect the right of SunTrust or any Subsidiary to terminate the Grantee’s employment with or without cause at any time.

TERMS AND CONDITIONS

PERFORMANCE STOCK UNIT AGREEMENT

§ 10. OTHER LAWS. SunTrust shall have the right to refuse to issue or transfer any shares under this Unit Agreement if SunTrust acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation.

§ 11. MISCELLANEOUS.

(a) This Unit Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Unit Agreement.

(b) The Plan and this Unit Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions).

(c) No rights granted under the Plan or this Unit Agreement and no Performance Stock Units shall be deemed transferable by the Grantee other than by will or by the laws of descent and distribution prior to the time the Grantee’s interest in such units has become fully vested.

(d) Any written notices provided for in this Unit Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to the Grantee, at the Grantee’s address indicated by SunTrust’s records and, if to SunTrust, at SunTrust’s principal executive office.

(e) If one or more of the provisions of this Unit Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Unit Agreement to be construed so as to foster the intent of this Unit Agreement and the Plan.

(f) This Unit Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Unit Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

(g) The Performance Stock Units are intended to comply with such Code Section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Unit Agreement shall be interpreted, operated and administered in a manner consistent with this intention.

TERMS AND CONDITIONS

PERFORMANCE STOCK UNIT AGREEMENT

APPENDIX A

Peer Group - 24 Companies

Company Name

1	JPMorgan Chase & Co.
2	Citigroup Inc.
3	Bank of America Corporation
4	Wells Fargo & Company (Proforma including WB)
5	Goldman Sachs Group, Inc.
6	Morgan Stanley
7	PNC Financial Services Group, Inc. (Proforma including NCC)
8	State Street Corporation
9	Bank of New York Mellon Corporation
10	U.S. Bancorp
11	Capital One Financial Corporation
12	Regions Financial Corporation
13	BB&T Corporation
14	Fifth Third Bancorp
15	KeyCorp
16	Northern Trust Corporation
17	M&T Bank Corporation
18	Comerica Incorporated
19	Marshall & Ilsley Corporation
20	Huntington Bancshares Incorporated
21	Zions Bancorporation
22	Popular, Inc.
23	Synovus Financial Corp.
24	First Horizon National Corporation